FOR IMMEDIATE RELEASE
September 20, 2006

Cintas Corporation Reports First Quarter Fiscal 2007
Revenue and Earnings
Revenue increases 11%
Earnings Per Diluted Share increases 15.2%

CINCINNATI, September 20, 2006 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the first quarter of fiscal 2007 of $914.2 million, an 11.0% increase from the previous year’s first quarter revenue of $823.5 million. Net income of $85.0 million increased 8.3% from $78.4 million last year and earnings per diluted share of $0.53 increased 15.2% from $0.46 per diluted share last year.

Scott D. Farmer, President and Chief Executive Officer, stated, “On behalf of our Cintas employee partners, I am proud to report our first quarter results. We have again achieved double-digit revenue growth and delivered strong operating margins, despite increases in energy costs. Our earnings before interest and taxes improved a healthy 11.8% over the first quarter of fiscal 2006.”

Mr. Farmer continued, “The implementation of our new sales structure, which we announced a few months ago, continues to be on schedule. This new structure is designed to develop additional cross-selling opportunities and improve sales productivity. The new sales organization, in conjunction with our vast product and service offerings, is expected to drive improvements in future internal growth.”

Strong Balance Sheet

The Company’s balance sheet continues to be strong. Despite increased debt levels related to acquisitions made in late fiscal 2006 and the Company’s share repurchase program, debt to total capitalization as of August 31, 2006 was only 29%. Cash and marketable securities were $175 million as of August 31, 2006. Total shareholders’ equity was $2.05 billion.

Adoption of FAS Statement No. 123(R)

During the first quarter of fiscal 2007, the Company adopted FAS Statement No. 123(R), Share-Based Payment. This statement requires all share based payments to employees, including grants of employee stock options, to be recognized as an expense in the statement of income based on their fair values. The Company adopted this statement using the modified retrospective method, which included the restatement of prior periods. This adoption lowered earnings per diluted share for the first quarter of fiscal 2006 from $0.47 per diluted share to $0.46 per diluted share.

Outlook

Mr. Farmer commented, “Based on our sales results through the first quarter, a leveling off of energy costs as compared to the fourth quarter of fiscal 2006 and a less active hurricane season to date, we reiterate our fiscal 2007 guidance which calls for fiscal 2007 revenue of $3.77 to $3.85 billion and diluted earnings per share of $2.10 to $2.20. We expect fiscal 2007 to be another record year at Cintas, which would result in our 38th consecutive year of growth in sales and earnings.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 37 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer — 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	Aug. 31, 2006	Aug. 31, 2005 (Restated)*	% Chng.
Revenue:
Rentals	$687,658	$628,008	9.5
Other services	226,503	195,467	15.9

Total revenue	$914,161	$823,475	11.0

Costs and expenses (income):
Cost of rentals	$378,300	$339,425	11.5
Cost of other services	145,380	128,562	13.1
Selling and administrative expenses	244,128	224,550	8.7
Interest income	(1,526)	(1,702)	-10.3
Interest expense	12,432	7,336	69.5

Total costs and expenses	$778,714	$698,171	11.5

Income before income taxes	$135,447	$125,304	8.1
Income taxes	50,485	46,882	7.7

Net income	$84,962	$78,422	8.3

Per share data:
Basic earnings per share	$0.53	$0.46	15.2

Diluted earnings per share	$0.53	$0.46	15.2

Basic shares outstanding	160,770	168,939
Diluted shares outstanding	161,147	169,564

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	Aug. 31, 2006	Aug. 31, 2005 (Restated)*	% Chng.
Rentals gross margin	45.0%	46.0%
Other services gross margin	35.8%	34.2%
Total gross margin	42.7%	43.2%
Net margin	9.3%	9.5%

Depreciation and amortization	$42,768	$38,353	11.5
Capital expenditures	$36,496	$36,144	1.0

Debt to total capitalization	29.5%	19.8%

*Restated to reflect the adoption of FAS 123R, using the modifed-retrospective method.

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	Aug. 31, 2006 (Unaudited)	May 31, 2006 (Restated)*
ASSETS
Current assets:
Cash and cash equivalents	$34,965	$38,914
Marketable securities	139,929	202,539
Accounts receivable, net	391,411	389,905
Inventories, net	210,381	198,000
Uniforms and other rental items in service	339,798	337,487
Prepaid expenses	10,529	11,163

Total current assets	1,127,013	1,178,008

Property and equipment, at cost, net	867,631	863,783

Goodwill	1,153,867	1,136,175
Service contracts, net	175,020	179,965
Other assets, net	60,690	67,306

	$3,384,221	$3,425,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$59,865	$71,635
Accrued compensation & related liabilities	47,357	50,134
Accrued liabilities	129,863	188,927
Income taxes:
Current	50,218	43,694
Deferred	66,174	51,669
Long-term debt due within one year	229,526	4,288

Total current liabilities	583,003	410,347

Long-term debt due after one year	627,393	794,454

Deferred income taxes	122,766	130,244

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized
FY 2007: 172,683,005 shares issued and
160,548,869 shares outstanding
FY 2006: 172,571,083 shares issued and
163,181,738 shares outstanding	124,263	120,860
Paid in capital	45,177	47,644
Retained earnings	2,345,879	2,260,917
Treasury stock
FY 2007: 12,134,136 shares; FY 2006:
9,389,345 shares	(496,031)	(381,613)
Other accumulated comprehensive income	31,771	42,384

Total shareholders' equity	2,051,059	2,090,192

	$3,384,221	$3,425,237

*Restated to reflect the adoption of FAS 123R, using the modifed-retrospective method.

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	Aug. 2006	(Restated)* Aug. 2005
Cash flows from operating activities:

Net income	$84,962	$78,422

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,078	30,579
Amortization of deferred charges	9,690	7,774
Stock-based compensation	(598)	1,613
Deferred income taxes	10,772	17,230
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(1,202)	(11,258)
Inventories	(12,381)	(5,610)
Uniforms and other rental items in service	(2,311)	(3,318)
Prepaid expenses	634	(1,664)
Accounts payable	(11,792)	(3,529)
Accrued compensation and related liabilities	(2,777)	(1,769)
Accrued liabilities	(58,777)	(66,996)
Tax benefit on exercise of stock options	--	(189)
Income taxes payable	6,524	5,590

Net cash provided by operating activities	55,822	46,875

Cash flows from investing activities:

Capital expenditures	(36,496)	(36,144)
Proceeds from sale or redemption of marketable securities	66,214	54,047
Purchase of marketable securities	(3,044)	(2,125)
Acquisitions of businesses, net of cash acquired	(25,101)	(20,968)
Other	(2,437)	3,487

Net cash used in investing activities	(864)	(1,703)

Cash flows from financing activities:

Proceeds from issuance of debt	252,460	46,000
Repayment of debt	(194,283)	(237)
Stock options exercised	3,403	5,498
Tax benefit on exercise of stock options	--	189
Repurchase of common stock	(114,418)	(102,257)
Other	(6,091)	5,876

Net cash used in financing activities	(58,929)	(44,931)

Net (decrease)/increase in cash and cash equivalents	(3,971)	241
Cash and cash equivalents at beginning of period	38,914	43,196

Cash and cash equivalents at end of period	$34,943	$43,437

*Restated to reflect the adoption of FAS 123R, using the modifed-retrospective method.